Exhibit 10.1

WILLIAMS–SONOMA, INC. 2001 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD TERM SHEET

Name:	Soc. Sec. No.:
Grant Date:	Grant Date FMV:
Number of RSUs:	Vesting:

1.	Award. Williams-Sonoma, Inc. (the “Company”), has awarded you the number of Restricted Stock Units indicated above. Each Restricted Stock Unit entitles you to receive one share of Common Stock of the Company upon the terms and subject to the conditions set forth in the Company’s 2001 Long-Term Incentive Plan (the “Plan”) and this Award. Prior to the distribution of any shares, this Award represents an unsecured obligation, payable only from the general assets of the Company.

[Performance Vesting. Describe performance vesting terms, if any]

The number of shares of Common Stock issued upon vesting will be net of shares withheld by the Company to satisfy the minimum statutorily required federal, state and local withholding obligations. Shares of Common Stock will be issued to you or, in case of your death, your beneficiary designated in accordance with the procedures specified by the Administrator. If at the time of your death, there is not an effective beneficiary designation on file or you are not survived by your designated beneficiary, the shares will be issued to the legal representative of your estate.

2.	Termination.
(a)	If you cease to be employed due to your death, permanent disability or Retirement, X% of then unvested Restricted Stock Units awarded hereby will vest as of the first business day of the month following the date of termination of your employment. “Retirement” is defined as having attained at least 55 years of age and at least 10 years of completed service with the Company or its subsidiaries.
(b)	If you cease to be employed other than due to a termination described in (a) above, all then unvested Restricted Stock Units (including dividend equivalents thereon) awarded hereby shall immediately terminate without notice to you and shall be forfeited.
(c)	In the event of a Transaction, other than a dissolution, liquidation, or corporate reorganization of the Company, all then unvested Restricted Stock units awarded hereby will vest as of the first business day of the month following the effective date of the Transaction.

3.	Dividend Equivalents. During the period beginning on the grant date as indicated above and ending on the date that the Restricted Stock Unit is settled or terminates, whichever occurs first, you will receive cash payments based on and payable at approximately the same time as the cash dividend that would have been paid on the Restricted Stock Unit had the Restricted Stock Unit been an issued and outstanding share of Common Stock on the record date for the dividend. Dividend equivalent payments will be net of federal, state and local withholding taxes.

4.	Tax Withholding. The Company will withhold from the number of shares of Common Stock otherwise issuable under this Award a number of shares necessary to satisfy the minimum statutorily required federal, state and local tax withholding obligations. Shares will be valued at their Fair Market Value when the taxable event occurs.

5.

Deferral. Subject to the Administrator’s determination that this right of deferral or any term thereof complies with applicable laws or regulations in effect from time to time, at any time at least 12 months prior to the vesting date, you may make a one-time election to defer the issuance of the Common Stock issuable with respect to all (but not less than all) of the Restricted Stock Units scheduled to vest on that date until a specified year not less than five years and not more than 10 years beyond the original vesting date. In the

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event of such determination, the Administrator may, in its discretion, deny you this right of deferral altogether or modify such terms as it deems necessary or advisable to comply with applicable law and regulations.

6.	Nontransferable. You may not sell, assign, pledge, encumber or otherwise transfer any interest in the Restricted Stock Units or the right to receive dividend equivalents thereon except as permitted by the Plan.

7.	Other Restrictions. The issuance of Common Stock under this Award is subject to compliance by the Company and you with all applicable legal requirements applicable thereto, including tax withholding obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. The Company may delay the issuance of shares of Common Stock under this Award to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933.

8.	Additional Provisions. This Award is subject to the provisions of the Plan. Capitalized terms not defined in this Award are used as defined in the Plan. If the Plan and this Award are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Award by the Committee are binding on you and the Company.

9.	No Employment Agreement. Neither the award to you of the Restricted Stock Units nor the delivery to you of this Award or any other document relating to the Restricted Stock Units will confer on you the right to continued employment with the Company or any Affiliate.

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